POWER OF ATTORNEY RE GOVERNMENT FILINGS RELATED TO WEBEX
COMMUNICATIONS, INC.
I, Subrah Iyar, hereby appoint the General Counsel of WebEx Communications, Inc. as my agent and attorney-in-fact ("Agent") to act for me in any lawful way with respect to the execution, submittal, delivery and filing of documents and forms required state and federal governments, foreign and domestic, including but not limited to, filings with the United States Securities and Exchange Commission, in connection with my capacity as an employee, officer, director or shareholder of WebEx
Communications, Inc., its affiliates and subsidiaries. Any act done or document executed by my Agent on my behalf pursuant to this Power of Attorney shall be binding on me, my heirs, assigns and personal and legal representatives as if done personally by me. This Power of Attorney is effective immediately and will continue until it is revoked, and shall not be affected by my incapacity or disability. I may revoke this Power of Attorney at any time by delivering a written revocation to the Agent. I agree that any third party who receives a copy of this document may act under and in reliance on it. Revocation or termination shall not be effective as to any third party relying on this instrument unless and until they have received actual notice thereof. Signed this 28th day of August 2003

/s/ Subrah Iyar Signature (Mr. Subrah Iyar)